EXHIBIT 99.1

NEWS RELEASE *FOR IMMEDIATE RELEASE*	**Contact:** **Transcontinental Realty Investors, Inc.** **Investors Relations** **Gene Bertcher (800) 400-6407** **investor.relations@transconrealty-invest.com**

Transcontinental Realty Investors, Inc. Reports Fourth Quarter and Full Year 2015 Results

DALLAS (March 30, 2016) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the fourth quarter ended December 31, 2015. For the three months ended December 31, 2015, the Company reported a net loss applicable to common shares of $1.5 million or $0.17 per share, as compared to net income applicable to common shares of $36.8 million or $4.21 per share for the same period ended 2014.

For the twelve months ended December 31, 2015, we reported net loss applicable to common shares of ($8.5) million or ($0.98) per diluted earnings per share, as compared to a net income applicable to common shares of $40.6 million or $4.74 per diluted earnings per share for the same year ended 2014. The current year net loss applicable to common shares of ($8.5) million includes gain on land sales of $18.9 million and net income from discontinued operations of $.9 million, as compared to the prior year net income applicable to common shares of $40.6 million which includes gain on land sales of $0.6 million and net income from discontinued operations of $37.9 million.

Revenues

Rental and other property revenues were $102.2 million for the twelve months ended December 31, 2015. This represents an increase of $26.3 million, as compared to the prior year revenues of $75.9 million. This increase in revenues is mainly due to the addition of several properties to the apartment portfolio and the commercial portfolio. The change by segment is reflected in an increase in the apartment portfolio of $16.1 million and an increase in the commercial portfolio of $10.2 million. Our apartment portfolio continues to excel in the current economic conditions with occupancies averaging over 94% and increasing rental rates. We have been able to surpass expectations due to the high-quality product offered, strength of our management team and our commitment to our tenants. The increase in the commercial segment is due to a high rise in the occupancy rate of the commercial complexes, in 2015 the average occupancy rate was over 86%. Our commercial portfolio is performing significantly better than in previous periods and we anticipate that it will continue to improve as the Company has been successful in attracting high-quality tenants and expects to continue to see the benefits of those new leases in the future. We continue to work aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

Expense

Property operating expenses were $52.3 million for the twelve months ended December 31, 2015. This represents an increase of $12.9 million, as compared to the prior year operating expenses of $39.4 million. This change, by segment, is an increase in the apartment portfolio of $8.3 million and an increase in the commercial portfolio of $4.6 million. Within the apartment portfolio there was an increase of $5.9 million in the acquired properties portfolio and an increase of $2.4 million in the same property portfolio. Within the commercial portfolio there was an increase of $3.6 million in the acquired properties portfolio and an increase of $1.0 million in the same store properties. The increase in the apartment portfolio was due to the acquisition of new properties throughout the year. The increase in the commercial portfolio was due to an acquisition of a property within the year and an increase in real estate taxes.

Depreciation and amortization expenses were $21.3 million for the twelve months ended December 31, 2015. This represents an increase of $3.9 million as compared to prior year depreciation of $17.4 million. Within the apartment and commercial portfolios, the majority of this change is due to the acquisition of new properties and an increase in tenant improvements and repairs projects.

General and administrative expenses were $5.5 million dollars for the twelve months ended December 31, 2015. This represents a decrease of $1.7 million, as compared to the prior year general and administrative expenses of $7.2 million. This change is mainly due to a decrease in the other portfolio of $1.6 million resulting from a decrease in franchise taxes.

The provision for impairment of notes receivable, investment in real estate partnerships, and real estate assets was $5.3 million for the year ended December 31, 2015. There was no provision for impairment expense in the prior year. For the year ended

the Company provided an impairment of $5.3 million for the golf course and related assets located in the U.S. Virgin Islands. This impairment relates to the decision to sell the development parcels in the U.S. Virgin Islands and the resultant decrease in the estimated fair value of the remaining assets.

Net income fee was $.2 million for the twelve months ended December 31, 2015. This represents a decrease of $3.5 million, as compared to the prior year net income fee of $3.7 million. The net income fee paid to Pillar is calculated at 7.5% of net income.

Advisory fees were $8.4 million for the twelve months ended December 31, 2015. This represents an increase of $1.0 million, as compared to the prior year advisory fees of $7.4 million. Advisory fees are computed based on a gross asset fee of 0.0625% per month (0.75% per annum) of the average of the gross asset value.

Other income (expense)

Interest income was $10.7 million for the twelve months ending December 31, 2015. This represents a decrease of $1.5 million, as compared to the prior year interest income of $12.2 million dollars. This decrease is due to the recognition of uncollectable interest on a note receivable in the prior year.

Mortgage and loan interest expense was $41.6 million for the twelve months ended December 31, 2015. This represents an increase of $10.7 million, as compared to the prior year expense of $30.9 million. This change, by segment, is an increase in the apartment portfolio of $2.2 million, an increase in the commercial portfolio of $1.2 million and an increase in the other portfolio of $7.3 million. Within the apartment and commercial portfolios, the majority of the increase is due to the acquisition of new properties, offset by loan refinancing at lower rates. Within the other portfolio, the increase is due to incurring new mezzanine debt obligations.

Loan charges and prepayment penalties were $5.0 million for the twelve months ended December 31, 2015. This represents an increase of $2.2 million, as compared to the prior year expense of $2.8 million. This change is mainly due to refinancing and prepayment penalties made on some of our existing loans.

Litigation settlement expenses were $0.4 million for the twelve months ended December 31, 2015. This represents an increase of $3.9 million, as compared to the prior year credit of $3.6 million. This variance is due to the settlement of a debt resulting in a gain of $3.5 million in the prior year.

Gain on land sales was $18.9 million for the twelve months ended December 31, 2015. In the current year we sold 578.8 acres land in six transactions for a sales price of $102.9 million and recorded a gain of $18.9 million.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including apartments, office buildings, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. For more information, visit the Company's website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31, 2015	2014	2013
	(dollars in thousands, except per share amounts)		
Revenues:			
Rental and other property revenues (including $726, $701 and $670 for the year ended 2015, 2014 and 2013, respectively, from related parties)	$ 102,220	$ 75,858	$ 77,351
Expenses:			
Property operating expenses (including $740, $606 and $661 for the year ended 2015, 2014 and 2013, respectively, from related parties)	52,257	39,484	36,669
Depreciation and amortization	21,299	17,398	15,842
General and administrative (including $3,105, $2,802 and $2,765 for the year ended 2015, 2014 and 2013, respectively, from related parties)	5,508	7,163	6,308
Provision on impairment of notes receivable and real estate assets	5,300	-	11,320
Net income fee to related party	187	3,669	4,089
Advisory fee to related party	8,368	7,373	8,494
Total operating expenses	92,919	75,087	82,722
Net operating income (loss)	9,301	771	(5,371)
Other income (expense):			
Interest income (including $10,071, $11,469 and $13,823 for the year ended 2015, 2014 and 2013, respectively, from related parties)	10,687	12,194	13,790
Other income	71	403	7,847
Mortgage and loan interest (including $0, $31, and $1,761 for the year ended 2015, 2014 and 2013, respectively, from related parties)	(41,586)	(30,877)	(32,276)
Loan charges and prepayment penalties	(4,955)	(2,804)	(5,219)
Gain (loss) on the sale of investments	(1)	(92)	(283)
Income (loss) from unconsolidated joint ventures and investees	41	(28)	(172)
Litigation settlement	(352)	3,591	(20,313)
Total other expenses	(36,095)	(17,613)	(36,626)
Loss before gain (loss) on land sales, non-controlling interest, and taxes	(26,794)	(16,842)	(41,997)
Gain (loss) on land sales	18,911	561	(1,073)
Net loss from continuing operations before taxes	(7,883)	(16,281)	(43,070)
Income tax benefit (expense)	(517)	20,390	40,949
Net income (loss) from continuing operations	(8,400)	4,109	(2,121)
Discontinued operations:			
Net income (loss) from discontinued operations	644	(3,621)	(2,589)
Gain on sale of real estate from discontinued operations	735	61,879	97,405
Income tax benefit (expense) from discontinued operations	(483)	(20,390)	(33,186)
Net income (loss) from discontinued operations	896	37,868	61,630
Net income (loss)	(7,504)	41,977	59,509
Net income (loss) attributable to non-controlling interest	(132)	(399)	(979)
Net income (loss) attributable to Transcontinental Realty Investors, Inc.	(7,636)	41,578	58,530
Preferred dividend requirement	(900)	(1,005)	(1,110)
Net income (loss) applicable to common shares	$ (8,536)	$ 40,573	$ 57,420
Earnings per share - basic			
Net income (loss) from continuing operations	$ (1.08)	$ 0.32	$ (0.50)
Net income (loss) from discontinued operations	0.10	4.42	7.33
Net income (loss) applicable to common shares	$ (0.98)	$ 4.74	$ 6.83
Earnings per share - diluted			
Net income (loss) from continuing operations	$ (1.08)	$ 0.32	$ (0.50)
Net income (loss) from discontinued operations	0.10	4.42	7.33
Net income (loss) applicable to common shares	$ (0.98)	$ 4.74	$ 6.83
Weighted average common shares used in computing earnings per share	8,717,767	8,559,370	8,413,469
Weighted average common shares used in computing diluted earnings per share	8,717,767	8,559,370	8,413,469
Amounts attributable to Transcontinental Realty Investors, Inc.			
Net income (loss) from continuing operations	$ (8,532)	$ 3,710	$ (3,100)
Net income (loss) from discontinued operations	896	37,868	61,630
Net income (loss)	$ (7,636)	$ 41,578	$ 58,530

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
	(dollars in thousands, except share and par value amounts)	
Assets		
Real estate, at cost	$ 935,635	$ 781,794
Real estate subject to sales contracts at cost, net of depreciation ($0 in 2015 and $2,300 in 2014)	47,192	20,395
Less accumulated depreciation	(138,808)	(113,068)
Total real estate	844,019	689,121
Notes and interest receivable		
Performing (including $64,181 in 2015 and $77,853 in 2014 from related parties)	71,376	84,863
Non-Performing	-	584
Less allowance for estimated losses (including $1,825 in 2015 and $1,825 in 2014 from related parties)	(1,825)	(1,990)
Total notes and interest receivable	69,551	83,457
Cash and cash equivalents	15,171	12,201
Restricted cash	44,060	48,238
Investments in unconsolidated subsidiaries and investees	5,243	1,543
Receivable from related party	90,515	58,404
Other assets	41,645	37,441
Total assets	$ 1,110,204	$ 930,405
Liabilities and Shareholders' Equity		
Liabilities:		
Notes and interest payable	$ 772,636	$ 588,749
Notes related to assets held for sale	376	1,552
Notes related to subject to sales contracts	6,422	18,616
Deferred revenue (including $50,645 in 2015 and $51,356 in 2014 from related parties)	71,021	51,356
Accounts payable and other liabilities (including $3,060 in 2015 and $4,909 in 2014 from related parties)	34,694	36,684
	885,149	696,957
Shareholders' equity:		
Preferred stock, Series C: $0.01 par value, authorized 10,000,000 shares, issued and outstanding zero shares in 2015 and 2014 (liquidation preference $100 per share). Series D: $0.01 par value, authorized, issued and outstanding 100,000 shares in 2015 and 2014 (liquidation preference $100 per share)	1	1
Common Stock, $0.01 par value, authorized 10,000,000 shares, issued 8,717,967 shares in 2015 and 2014 and outstanding 8,717,767 in 2015 and 2014	87	87
Treasury stock at cost, 200 shares in 2015 and 2014	(2)	(2)
Paid-in capital	270,749	271,649
Retained earnings	(64,087)	(56,451)
Total Transcontinental Realty Investors, Inc. shareholders' equity	206,748	215,284
Non-controlling interest	18,307	18,164
Total shareholders' equity	225,055	233,448
Total liabilities and shareholders' equity	$ 1,110,204	$ 930,405